Exhibit 99.1

Transmeridian Exploration Sets Time Deadline Relating to

Proposed Acquisition

Houston, Texas (PRIME NEWSWIRE) March 19, 2008 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that its board of directors has established certain milestones for completion of the proposed financing arrangements relating to the proposed acquisition of the company by Trans Meridian International, Inc. (“TMI”), a British Virgin Islands company formed by the company’s Chairman and Chief Executive Officer, Lorrie T. Olivier. The first milestone relates to detailed information required to be provided by March 21, 2008. Transmeridian’s board has notified TMI that if it is not satisfied with such information, or if the financing condition contained in the definitive merger agreement between the company and TMI has not yet been satisfied by March 31, 2008, the company will terminate the definitive merger agreement with TMI.

Transmeridian is continuing discussions with another interested party with respect to the potential acquisition of the company. There can be no assurance, however, that current discussions will result in any agreement or transaction. Further, if the company does enter into an agreement to be acquired by a party other than TMI, the value to be received by common stockholders of the company may be less than the $3.00 per share contained in the current agreement with TMI. Transmeridian is also in preliminary discussions with interested parties regarding a substantial investment of capital into the company. Again, there can be no assurance, however, that such discussions will result in any agreement or transaction.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO	Phone: (713) 458-1100
Earl W. McNiel, CFO	Fax: (713) 781-6593
5847 San Felipe, Suite 4300	E-mail: tmei@tmei.com
Houston, Texas 77057	Website: www.tmei.com